SUBJECT TO COMPLETION, DATED APRIL 14, 1999

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 14, 1999)

                              $350,000,000

                     PENNSYLVANIA ELECTRIC COMPANY
             $_______ SENIOR NOTES, ___% SERIES A DUE ____
             $_______ SENIOR NOTES, ___% SERIES B DUE ____
             $_______ SENIOR NOTES, ___% SERIES C DUE ____

                                   ----------

     Interest on the notes is payable semiannually on April 1 and October 1 of each year, beginning on October 1, 1999. The Series A notes will mature on __________; the Series B notes will mature on __________; and the Series C notes will mature on __________. Pennsylvania Electric Company may redeem some or all of the notes at any time, subject to a premium. The redemption prices are discussed under the caption "Description of The Notes - Optional Redemption" in this prospectus supplement.

     The notes will be unsecured obligations of Pennsylvania Electric Company and will rank equally with all of Pennsylvania Electric Company's other unsecured and unsubordinated indebtedness. Except as described in "Description of the Senior Notes-Certain Covenants of the Company" in the accompanying prospectus, Pennsylvania Electric Company will not issue any secured debt without equally securing the notes.

     There is currently no public market for the notes. Pennsylvania Electric Company does not intend to list the notes on any securities exchange.

     The mailing address and telephone number of Pennsylvania Electric Company's principal executive offices are: 2800 Pottsville Pike, Reading, Pennsylvania 19605, (610) 929-3601.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------
                                                                 Proceeds to
                     Public Offering       Underwriting          Pennsylvania
                          Price              Discount          Electric Company
                     ---------------       ------------        ----------------

Per Series A Note               %                     %                   %
Per Series B Note               %                     %                   %
Per Series C Note               %                     %                   %
TOTAL                    $_______              $_______            $_______

     Interest on the notes will accrue from April, 1999 to date of delivery.

                                   ----------

     The underwriters have agreed to purchase all of the notes if they purchase any of them. The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes, in book-entry form only, to purchasers through The Depository Trust Company on or about ___, 1999.

                               ------------
SALOMON SMITH BARNEY

               ABN-AMRO INCORPORATED

                           J.P. MORGAN & CO.

                                    NATIONSBANC MONTGOMERY SECURITIES LLC

                                                WARBURG DILLON READ LLC

____________, 1999

[Red herring language -- The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any state where the offer or sale is not permitted.]

You should rely on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. Pennsylvania Electric Company has not authorized anyone else to provide you with different information. Neither Pennsylvania Electric Company nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of those documents.

                           TABLE OF CONTENTS

                         PROSPECTUS SUPPLEMENT

                                                                    Page

Introductory Statement ............................................. S-3
The Company ........................................................ S-3
Certain Consolidated Financial Information ......................... S-5
Use of Proceeds .................................................... S-6
Ratio of Earnings to Fixed Charges ................................. S-6
Description of the Notes ........................................... S-7
Underwriting .......................................................S-14

                               PROSPECTUS

Available Information ..............................................   4
Incorporation of Certain Documents
  By Reference .....................................................   5
Pennsylvania Electric Company ......................................   5
Penelec Capital Trust ..............................................   6
Penelec Capital II, L.P. ...........................................   6
Financing Program ..................................................   7
Use of Proceeds ....................................................   7
Company Coverage Ratios ............................................   8
Accounting Treatment ...............................................   8
Description of Senior Notes ........................................   9
Description of the Trust Securities ................................  17
Description of the Preferred Securities ............................  20
Description of the Guarantee .......................................  23
Description of the Subordinated Debentures
  and the Debenture Indenture ......................................  26
Plan of Distribution ...............................................  31
Legal Matters ......................................................  33
Experts ............................................................  33

                             INTRODUCTORY STATEMENT

      Pennsylvania Electric Company is offering Senior Notes, ____% Series A due ___ (the "Series A Notes"), in the principal amount of $_______; Senior Notes,
___% Series B due ___ (the "Series B Notes"), in the principal amount of $______; and Senior Notes, ___% Series C due ___ (the "Series C Notes"), in the principal amount of $___________ (the Series A Notes, Series B Notes and Series C Notes are, collectively, the "Notes").

                                   THE COMPANY

GENERAL

      Pennsylvania Electric Company (the "Company"), a public utility furnishing electric service within Pennsylvania and a small portion of New York, is a subsidiary of GPU, Inc. ("GPU"), a holding company registered under the Public Utility Holding Company Act of 1935. The Company provides electric service within a territory located in western, northern and south central Pennsylvania having a population of about 1.5 million. The Company, as lessee of the property of The Waverly Electric Light and Power Company, a subsidiary, also serves a population of about 13,700 in Waverly, New York. The Company's principal executive offices are located at 2800 Pottsville Pike, Reading, Pennsylvania 19605, and its telephone number is (610) 929-3601.

PENNSYLVANIA RESTRUCTURING

      In 1996, Pennsylvania adopted the Electricity Generation Customer Choice and Competition Act which provides for comprehensive restructuring of the electric utility industry. In October 1998, the Pennsylvania Public Utility Commission ("PaPUC") adopted orders ("Restructuring Orders") approving a Settlement Agreement entered into by the Company, the PaPUC and other parties in the Company's restructuring proceeding designed to implement competition and customer choice in accordance with that legislation. One intervenor has appealed the Restructuring Orders, and that appeal is pending before the Pennsylvania Commonwealth Court. Among other things, the Restructuring Orders provide for full customer choice of an electric supplier beginning January 1, 1999.

GENERATION DIVESTITURE

      In October 1997, the Company and its affiliates announced their intention to begin a process to sell, through a competitive bid process, up to all of their fossil-fuel and hydroelectric generating facilities consisting of 26 operating stations, support organizations and development sites, with approximately 5,300 MW of capacity (of which the Company's share is 2,100 MW), with a net book value of approximately $1.1 billion at December 31, 1998, of which about $508 million relates to the Company's facilities. GPU Generation, Inc., an affiliate, operates these facilities.

      In March 1999, the Company completed the sale of its 50% interest in the 1,884 MW coal-fired Homer City Generating Station to a subsidiary of Edison Mission Energy for approximately $900 million. The Company will use a portion of the proceeds to redeem $600 million of its first mortgage bonds which the Company has called for redemption in April 1999.

      In November 1998, the Company and its affiliates entered into definitive agreements to sell substantially all of their remaining fossil-fuel and hydroelectric generating facilities to Sithe Energies, Inc. and FirstEnergy Corp. (which is purchasing the Company's 20% interest in the Seneca Station), for a total purchase price of approximately $1.7 billion, of which the Company's share is approximately $604 million. The sales are expected to be completed by mid-1999.

      In October 1998, the Company and its affiliates entered into definitive agreements to sell the Three Mile Island Unit 1 ("TMI-1") nuclear plant to AmerGen Energy Company, LLC, a joint venture between PECO Energy Company and British Energy. The Company owns a 25% interest in TMI-1.

      The generation asset sales are subject to various conditions, including the receipt of satisfactory federal and state regulatory approvals. In addition, certain favorable rulings from the Internal Revenue Service will be necessary with respect to the TMI-1 sale. There can be no assurance as to the outcome of these matters.

      The net proceeds from these generation asset sales will be used to reduce capitalization, including short term debt, and fund previously incurred liabilities in accordance with the Restructuring Orders.

                                   ----------

      Additional information about the Company's restructuring plan, generation divestiture and financing program is contained in the Company's Annual Report on Form 10-K for the year 1998, which is incorporated by reference in this Prospectus.

               CERTAIN CONSOLIDATED FINANCIAL INFORMATION
           (In Millions of Dollars except Ratios and Percentages)

The following material, which is presented solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference.


                                                 For the Years Ended December 31,
                                ----------------------------------------------------------------------

                                1998(1)            1997          1996(2)        1995(3)        1994(4)
                                -------            ----          -------        -------        -------
   Operating Revenues          $1,032.2         $1,052.9         $1,019.6       $  981.3      $  944.7
   Net Income                      39.6             95.0             69.8          111.0          31.8


                                                             December 31, 1998
                             -----------------------------------------------------------------------------------
                                           Actual                                      As Adjusted(5)
                             ---------------------------------            --------------------------------------
                               Amount                    %                   Amount                        %
                             ----------             ----------            ----------                  ----------
Capital Structure:
  Long-Term Debt
       First Mortgage Bonds     $ 623.4                 41.2                      $ 73.4                  6.4
       Senior Notes                --                   --                         350.0                 30.5
       Other                        3.0                  0.2                         3.0                  0.2

  Company-Obligated
  Mandatorily Redeemable
  Preferred Securities            105.0                  6.9                       105.0                  9.2

  Preferred Stock                  16.7                  1.1                        --                   --

  Common Equity                   767.3                 50.6                       616.3                 53.7

       Total                   $1,515.4                100%                     $1,147.7                100%
                               ========                ====                     ========                ====

---------------

(1) Results for 1998 include an extraordinary charge of $19 million (after-tax) as a result of the PaPUC Restructuring Orders. Also in 1998, as a result of the Restructuring Orders, the Company recorded a non-recurring charge of $21 million (after-tax) related to the obligation to refund 1998 revenues; and for the establishment of a sustainable energy fund.

(2) Results for 1996 reflect a non-recurring charge of $19.7 million (after-tax) for costs related to voluntary enhanced retirement programs.

(3) Results for 1995 reflect the reversal of $32.1 million (after-tax) of certain future Three Mile Island Unit No. 2 ("TMI-2") retirement costs written off in 1994. The reversal of this write-off resulted from a 1995 Pennsylvania Supreme Court decision reversing a 1994 lower court order, and restored a 1993 rate order allowing for the recovery of such costs. Partially offsetting this increase was a non-recurring charge to income of $2.7 million (after-tax) of TMI-2 monitored storage costs deemed not probable of recovery through ratemaking.

(4) Results for 1994 reflect a net non-recurring charge to earnings of $61.8 million (after-tax) due to the write-off of certain future TMI-2 retirement costs ($32.1 million); a charge for costs related to early retirement programs ($25.6 million); a write-off of post-retirement benefit costs believed not probable of recovery in rates ($10.6 million); and net interest income from refunds of previously paid federal income taxes related to the tax retirement of TMI-2 ($6.5 million).

(5) Gives effect to the issuance of $350 million principal amount of Notes, the redemption of $600 million of the Company's first mortgage bonds (of which $50 million is due within a year), the redemption of all of the Company's cumulative preferred stock, the payment of $150 million in common stock dividends to GPU, Inc. and the application of the proceeds from the Company's sale of the Homer City Station.

                                 USE OF PROCEEDS

      The Company will use the net proceeds from the sale of the Notes (i) to redeem or repurchase other outstanding securities of the Company, (ii) to reduce the Company's short-term borrowings, (iii) for construction purposes and (iv) for other corporate purposes, including to reimburse the Company's treasury for funds previously expended for the purposes described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                            YEARS ENDED DECEMBER 31,
      ---------------------------------------------------------------------

      1998            1997            1996            1995            1994
      ----            ----            ----            ----            ----
      2.44            3.35            2.64            3.51            1.69

      The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Fixed charges consist of interest on funded indebtedness, other interest (including distributions on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt and interest portion of all rentals charged to income.

                            DESCRIPTION OF THE NOTES

      The following is a summary of certain terms of the notes, does not purport to be complete, and is subject to, and qualified in its entirety by, the description of Senior Notes in the accompanying prospectus, the form of the Senior Note Indenture (as defined below), which is on file with the Securities and Exchange Commission, and the Trust Indenture Act of 1939. Certain capitalized terms used herein are defined in the Senior Note Indenture. The following description of certain terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Senior Notes set forth in the accompanying prospectus, to which reference is hereby made.

GENERAL

      Each of the Series A, Series B and Series C Notes is being issued as a series of Senior Notes under the Senior Note Indenture, as it may be amended or supplemented from time to time (the "Senior Note Indenture") between the Company and United States Trust Company of New York (the "Senior Note Trustee"). All of the Notes outstanding under the Senior Note Indenture will be unsecured general obligations of the Company and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company. Other than as described in the Prospectus, the Company will not issue any secured debt without securing the Notes equally and ratably with such secured debt.

      The Company has called for redemption on April 19, 1999, $600 million principal amount of its outstanding first mortgage bonds. Following the redemption, approximately $73.4 million of the Company's first mortgage bonds will remain outstanding. The Senior Note Indenture provides that the Company will not issue any additional first mortgage bonds under its Mortgage and Deed of Trust following the issuance of the initial series of Notes.

      For further information concerning the Notes, see "Description of Senior Notes" in the accompanying Prospectus.

      The Series A Notes will mature on ____________, 20__. The Series B Notes will mature on ________, 20__. The Series C Notes will mature on ________, 20__.

      The Notes will be issued in book-entry form only, in denominations of $1,000 and integral multiples thereof.

PAYMENT OF PRINCIPAL AND INTEREST

      Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed United States Trust Company of New York, 114 West 47th Street, New York, New York 10036 as Paying Agent. The Company will notify the holders of the Notes in accordance with the Senior Note Indenture of any change in the Paying Agent or its address.

      Any payment required to be made in respect of a Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

      "Business Day" shall mean each day that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the Senior Note Trustee is located, are obligated or authorized by law or executive order to close.

      Each series of Notes will bear interest from April __, 1999 (the "Original Issue Date") at the rate of __% per year for the Series A Notes, ___% per year for the Series B Notes, and ___% per year for the Series C Notes, until the principal amount thereof is paid or made available for payment. Interest on each series of Notes will be payable semiannually each April 1 and October 1 (each an "Interest Payment Date") and at maturity or upon earlier redemption; provided, however, that the first payment of interest on any series of Notes with an Original Issue Date between a Record Date (as defined below) and an Interest Payment Date will be made on the succeeding Interest Payment Date to the registered holder. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      Interest payable on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. The "Record Date" with respect to any Interest Payment Date will be the fifteenth day of the calendar month next preceding such Interest Payment Date.

OPTIONAL REDEMPTION

      The Notes will be redeemable, as a whole or in part, at the Company's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and:

     o     ___ basis points for the Series A Notes
     o     ___ basis points for the Series B Notes
     o     ___ basis points for the Series C Notes

      In each case accrued interest will be payable to the redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series A Notes, the Series B Notes, or the Series C Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

      "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Senior Note Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

      "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., ABN AMRO Incorporated, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC, Warburg Dillon Read LLC and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

      "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

      On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a paying agent (or the Senior Note Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Senior Note Trustee shall deem fair and appropriate.

      The Notes will not be subject to a sinking fund.

      The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be surrendered to the Senior Note Trustee for cancellation.

BOOK-ENTRY NOTES

      The Notes will be issued in book-entry form (a Note so represented, a "Book-Entry Note"), and any Note so issued will be issued in the form of one or more fully registered Global Securities (each a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") or such other Depositary which may replace DTC as Depositary for the Book-Entry Notes (the "Depositary"), and registered in the name of a nominee of the Depositary.

      Upon issuance, all Book-Entry Notes of the same series will be represented by one or more Global Securities. Except under the circumstances described below, Book-Entry Notes will not be exchangeable for Notes in certificated form and will not otherwise be issuable in certificated form.

      If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed, the Company will issue Notes in certificated form ("Certificated Notes") in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Book-Entry Notes represented by one or more Global Securities and, in such event, will issue individual Certificated Notes in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Security will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Notes and to have such Certificated Notes registered in its name. Individual Certificated Notes will be issued as registered notes in denominations of $1,000 or any higher integral multiple of $1,000.

      The following is based on information furnished by DTC:

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

            Purchases of Book-Entry Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

            To facilitate subsequent transfers, all Book-Entry Notes deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

            Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes having the same Original Issue Date and other terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be so redeemed.

            Neither DTC nor Cede & Co. will consent or vote with respect to the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

            Principal and any premium and/or interest payments on the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and/or interest to DTC is the responsibility of the Company and the Senior Note Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

            DTC may discontinue providing its services as securities Depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company and the Senior Note Trustee. Under such circumstances, in the event that a successor securities Depositary is not obtained, Notes in certificated form are required to be printed and delivered in exchange for Book-Entry Notes held by DTC.

            The Company may decide to discontinue use of the system and book-entry transfers through DTC (or a successor securities Depositary). In that event, Notes in certificated form will be printed and delivered in exchange for Book-Entry Notes held by DTC.

            Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

            However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

            According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company, the Company will issue Certificated Notes in exchange for the Notes of the same series represented by the Global Securities held by the Depositary. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by a Global Security and, in such event, will issue individual Certificated Notes in fully registered form, without coupons, in exchange for the Book-Entry Notes represented by the Global Security.

      None of the Company, the Senior Note Trustee, the Underwriters or any Agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                                  UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

NAME                               SERIES A NOTES  SERIES B NOTES SERIES C NOTES
----                               --------------  -------------- --------------

Salomon Smith Barney Inc.          $               $              $

ABN AMRO Incorporated              $               $              $

J.P. Morgan Securities Inc.        $               $              $

NationsBanc Montgomery Securities
  LLC                              $               $              $

Warburg Dillon Read LLC            $               $              $

      TOTAL                        $               $              $

      The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

      The underwriters, for whom Salomon Smith Barney Inc., ABN AMRO Incorporated, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC and Warburg Dillon Read LLC are acting as representatives, propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of:

      __% of the principal amount in the case of the Series A Notes

      __% of the principal amount in the case of the Series B Notes

      __% of the principal amount in the case of the Series C Notes

      The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

      __% of the principal amount in the case of the Series A Notes

      __% of the principal amount in the case of the Series B Notes

      __% of the principal amount in the case of the Series C Notes

      After the initial offering of the Notes to the public, the public offering prices and such concessions may be changed by the representatives.

      The following table shows the underwriting discounts and commissions to be paid to the underwriters by the Company in connection with this offering (expressed as a percentage of the principal amount of the Notes).

      NOTES                                  UNDERWRITING DISCOUNT
      -----                                  ---------------------

      Per Series A Note                           ___________%

      Per Series B Note                           ___________%

      Per Series C Note                           ___________%

      In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of the particular series of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the respective series of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the respective series of Notes made for the purpose of preventing or retarding a decline in the market price of such series of Notes while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

      Any of these activities may cause the price of the Notes of that particular series to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      In addition to the underwriting discounts, the Company estimates that its total expenses of this offering will be approximately $335,000.

      The representatives have performed certain investment banking, commercial banking and advisory services for the Company or certain of its affiliates from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for the Company or certain of its affiliates in the ordinary course of their business.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

PROSPECTUS                       $725,000,000

                          PENNSYLVANIA ELECTRIC COMPANY
                                  SENIOR NOTES

                              --------------------

                              PENELEC CAPITAL TRUST
                                TRUST SECURITIES

              each representing a Cumulative Preferred Security of
               Penelec Capital II, L.P. fully and unconditionally
          guaranteed to the extent Penelec Capital II, L.P. has funds, as set forth herein, by
                          Pennsylvania Electric Company

                               -------------------

      Pennsylvania Electric Company, a Pennsylvania corporation (the "Company"), may offer, from time to time in one or more series, up to $725,000,000 aggregate principal amount of Senior Notes (the "Senior Notes") in amounts, at prices and on terms to be determined at or prior to the time or times of sale. The Senior Notes will be unsecured general obligations of the Company, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company (except to the extent such indebtedness may be secured under the limited circumstances described under the caption "Description of Senior Notes - Certain Covenants of the Company - Limitations on Liens").

      Penelec Capital Trust (the "Trust"), a statutory business trust created under the laws of the State of Delaware, may offer up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (the "Trust Securities"), in amounts, at prices and on terms to be determined at or prior to the time of sale. Each Trust Security represents a cumulative preferred limited partner interest (the "Preferred Securities") of Penelec Capital II, L.P., a limited partnership formed under the laws of the State of Delaware ("Penelec Capital"), which will be a special purpose indirect subsidiary of the Company.

      The Trust will use the proceeds from the sale of its Trust Securities to purchase Preferred Securities from Penelec Capital, which will be the sole assets of the Trust. Penelec Capital will lend the proceeds from the sale of its Preferred Securities, plus the capital contribution made by Penelec Preferred Capital II, Inc., a Delaware special purpose corporation and the sole general partner of Penelec Capital (the "General Partner"), to the Company, which loan will be evidenced by Subordinated Debentures (the "Subordinated Debentures") issued by the Company. The Company's Subordinated Debentures may be issued to Penelec Capital in exchange for Penelec Capital's payment to the Company of an amount representing the proceeds from the sale of the Preferred Securities to the Trust and the capital contributions of the General Partner. Subordinated Debentures purchased by Penelec Capital may subsequently be distributed pro rata to the holders of the Preferred Securities and the Trust Securities in connection with the dissolution of Penelec Capital and the Trust.

      The Company will also unconditionally guarantee the payment by Penelec Capital of (i) any accumulated and unpaid distributions on the Preferred Securities to the extent Penelec Capital has funds on hand legally available therefor, (ii) the applicable redemption price payable with respect to any Preferred Securities called for redemption by Penelec Capital to the extent Penelec Capital has funds on hand legally available therefor, and
(iii) upon the liquidation of Penelec Capital (other than in connection with a Distribution Event (as defined herein)), the lesser of (a) the portion of the partnership liquidation distribution applicable to the Preferred Securities and
(b) the amount of assets of Penelec Capital legally available for distribution to holders of Preferred Securities in liquidation of Penelec Capital (the "Guarantee").

      The Trust Securities will be subject to mandatory redemption upon any redemption of the Preferred Securities, which will be subject to mandatory redemption upon the maturity or prior redemption of the Subordinated Debentures, but will not be subject to any mandatory sinking fund. Preferred Securities may also be subject to optional redemption upon the occurrence of certain special events.

      The Senior Notes, Trust Securities, Preferred Securities, together with the related Guarantee, and Subordinated Debentures are collectively referred to as the "Offered Securities". The aggregate principal amount and liquidation value of all Offered Securities to be offered hereunder will not exceed $725,000,000. Risk Factors regarding the Offered Securities will be set forth in the Prospectus Supplement or Supplements.

      Certain specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the particular Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth, with regard to the particular Offered Securities, without limitation and where applicable, the following: (i) in the case of the Senior Notes, the designation, aggregate principal amount, maturity date or dates, interest rate or rates (or method of calculation thereof) and times of payment of interest, the terms of any redemption, exchange or sinking fund provisions, the purchase price and any other specific terms of the offering, (ii) in the case of the Trust Securities, the specific title, aggregate liquidation value, number of securities, purchase price, any listing on a securities exchange, distribution rate (or method of calculation thereof) on the related Preferred Securities, dates on which distributions shall be payable and dates from which distributions shall accumulate on the related Preferred Securities, any voting rights, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Securities and the terms upon which the proceeds of the Trust Securities shall be used to purchase a specific series of Preferred Securities of Penelec Capital.

      The Offered Securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution". The names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them, will be set forth in the related Prospectus Supplement. See "Plan of Distribution" for possible indemnification and contribution arrangements for dealers, underwriters and agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------

             The date of this Prospectus is April 14, 1999.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C., and at the following regional offices of the SEC: New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York and Chicago Regional Office, 14th Floor, 500 West Madison Street, Chicago, Illinois. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Such material is also available from the SEC's Web site at "http//www.sec.gov". Certain of the Company's securities are listed on the New York Stock Exchange and such reports and other information can also be inspected and copied at the office of such exchange on the 7th Floor, 20 Broad Street, New York, New York.

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company, Penelec Capital and the Trust with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Penelec Capital, the Trust and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

      No separate financial statements of the Trust or Penelec Capital have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Trust Securities because (i) the Trust and Penelec Capital are special purpose entities, have no independent operations and exist for the sole purpose of issuing the securities described herein and (ii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Guarantee, the Subordinated Debentures purchased by Penelec Capital and the related Debenture Indenture (as defined herein), and the General Partner's obligations under the Amended and Restated Trust Agreement of the Trust and the Amended and Restated Limited Partnership Agreement of Penelec Capital, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities which are represented by the Trust Securities. See "Description of the Trust Securities," "Description of the Preferred Securities" and "Description of the Subordinated Debentures and Debenture Indenture" and "Description of the Guarantee".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates herein by reference the following documents which have been filed by the Company with the SEC pursuant to the Exchange Act:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

      All documents subsequently filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents". Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the Incorporated Documents, excluding the exhibits thereto unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to Pennsylvania Electric Company, 2800 Pottsville Pike, Reading, Pennsylvania 19605, attention:
Secretary. The Company's telephone number is (610) 929-3601.

      In addition to the historical information contained or incorporated by reference herein, this Prospectus contains or incorporates by reference a number of "forward-looking statements" within the meaning of the Exchange Act. Such statements address future events and conditions concerning capital expenditures, resolution and impact of litigation, regulatory matters, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those projected in such statements due to a variety of factors including, without limitation, restructuring of the utility industry; future economic conditions; earnings retention and dividend payout policies; developments in the legislative, regulatory and competitive environments in which the Company operates; and other circumstances that could affect anticipated revenues and costs, such as compliance with laws and regulations. These and other factors are discussed in the Company's filings with the SEC.

                          PENNSYLVANIA ELECTRIC COMPANY

      Pennsylvania Electric Company (the "Company"), a public utility furnishing electric service within the Commonwealth of Pennsylvania and a small portion of New York State, is a subsidiary of GPU, Inc. ("GPU"), a holding company registered under the Public Utility Holding Company Act of 1935. The Company provides electric service within a territory located in western, northern and south central Pennsylvania having a population of about 1,500,000. The

Company, as lessee of the property of The Waverly Electric Light and Power Company, a subsidiary, also serves a population of about 13,700 in Waverly, New York. The Company's principal executive offices are located at 2800 Pottsville Pike, Reading, Pennsylvania 19605, and its telephone number is (610) 929-3601.

      For the year 1998, residential sales accounted for about 35% of the Company's operating revenues from customers and 27% of kilowatt-hour sales to customers; commercial sales accounted for about 33% of the Company's operating revenues from customers and 31% of kilowatt-hour sales to customers; industrial sales accounted for about 28% of the Company's operating revenues from customers and 37% of kilowatt-hour sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 4% of the Company's operating revenues from customers and 5% of kilowatt-hour sales to customers. The revenues derived from the 25 largest customers in the aggregate accounted for approximately 12% of operating revenues from customers for the year 1998. The Company also makes interchange and spot market sales of electricity to other utilities.

      The electric generating and transmission facilities of the Company and its affiliates, Metropolitan Edison Company and Jersey Central Power & Light Company (collectively doing business as "GPU Energy"), are physically interconnected and are operated as a single integrated and coordinated system. The transmission facilities of the integrated system are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Company is a member of the Pennsylvania-New Jersey-Maryland Interconnection ("PJM") and the Mid-Atlantic Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

                              PENELEC CAPITAL TRUST

      Penelec Capital Trust (the "Trust") is a statutory business trust created in August 1998 under the laws of the State of Delaware. The Trust exists for the sole purpose of issuing the Trust Securities representing the Preferred Securities to be held by the Trust and performing functions directly related thereto. The Trust cannot issue any other securities. The Preferred Securities will be the only assets of the Trust and the only revenues of the Trust will be distributions it receives on the Preferred Securities. All expenses and liabilities of the Trust will be paid by the General Partner. The Trust's mailing address is c/o GPU Service, Inc., 310 Madison Avenue, Morristown, New Jersey 07962 and its telephone number is (973) 455-8200.

                            PENELEC CAPITAL II, L.P.

      Penelec Capital II, L.P. ("Penelec Capital") is a limited partnership formed in August 1998 under the laws of the State of Delaware. All of its general partner interests are owned by Penelec Preferred Capital II, Inc., which will be a wholly owned subsidiary of the Company, as the general partner (the "General Partner"). As a limited partnership, all of the business and affairs of Penelec

Capital are managed by the General Partner. Penelec Capital was created solely for the purpose of issuing the Preferred Securities and lending the proceeds thereof to the Company. Such loans are evidenced by the Subordinated Debentures issued by the Company in series under the Debenture Indenture (as hereinafter defined). The Subordinated Debentures will be the only assets of Penelec Capital and the only revenues of Penelec Capital will be interest its receives on the Subordinated Debentures. The General Partner pays all of Penelec Capital's operating expenses and has general liability for all of Penelec Capital's obligations. Penelec Capital's mailing address is c/o GPU Service, Inc. 310 Madison Avenue, Morristown, New Jersey 07962 and its telephone number is (973) 455-8200.

                                FINANCING PROGRAM

      Depending upon market conditions, during the next two years the Company and/or the Trust, as the case may be, expect to offer pursuant to one or more separate offerings, up to $725,000,000 aggregate principal amount and liquidation value of Offered Securities, including up to $125,000,000 liquidation value of Trust Securities. The net proceeds from the sale of the Trust Securities will be used to purchase Preferred Securities from Penelec Capital. Penelec Capital will, in turn, lend the proceeds from the sale of its Preferred Securities to the Company, which loan will be evidenced by the Company's Subordinated Debentures. The Company also expects to have short-term borrowings outstanding from time to time during such period.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities offered hereby (i) to redeem other outstanding securities of the Company, including first mortgage bonds, preferred stock and preferred securities, (ii) to repay outstanding short-term bank loans or other unsecured indebtedness,
(iii) for construction purposes and (iv) for other corporate purposes, including to reimburse the Company's treasury for funds previously expended therefrom for the above purposes. The Trust will use the proceeds from the sale of its Trust Securities to purchase the Preferred Securities. Penelec Capital will use the proceeds from the sale of the Preferred Securities to purchase the Subordinated Debentures. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                             COMPANY COVERAGE RATIOS

      The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                      YEARS ENDED DECEMBER 31,
    ------------------------------------------------------------

    1998          1997         1996          1995           1994
    ----          ----         ----          ----           ----
    2.44          3.35         2.64          3.51           1.69


      The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Fixed charges consist of interest on funded indebtedness, other interest (including distributions on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt and interest portion of all rentals charged to income.

The Company's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:

                       YEARS ENDED DECEMBER 31,
      ------------------------------------------------------------

      1998         1997         1996         1995             1994
      ----         ----         ----         ----             ----
      2.40         3.29         2.55         3.39             1.59

      The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest (including distribution on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

                              ACCOUNTING TREATMENT

      The financial statements of Penelec Capital will be consolidated with the Company's financial statements, with the Preferred Securities shown on the Company's consolidated financial statements as "Company-Obligated Mandatorily Redeemable Preferred Securities of a partnership". The Company's financial statements will include a footnote that discloses, among other things, that the sole asset of Penelec Capital consists of the Subordinated Debentures and will specify the principal amount, interest rate and maturity date of each series of Subordinated Debentures.

                           DESCRIPTION OF SENIOR NOTES

      The following is a summary of certain terms and provisions of the Senior Notes and the Senior Note Indenture (as defined below). Reference is made to the Senior Note Indenture which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

      The Senior Notes may be issued from time to time in one or more series in amounts and on terms to be determined at or prior to the time or times of sale, under the Senior Note Indenture, as it may be amended or supplemented (the "Senior Note Indenture") between the Company and United States Trust Company of New York (the "Senior Note Trustee").

      THE SENIOR NOTES WILL BE UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE COMPANY.

      There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued exclusively under the Senior Note Indenture; accordingly, the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Senior
Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of other debt securities. There is no limitation on the amount of Senior Notes that may be issued under the Senior Note Indenture. Notwithstanding the foregoing, the Senior Note Indenture contains certain restrictive covenants, including a restriction that the Company may not issue, assume, guarantee or permit to exist, so long as any Senior Notes are outstanding any debt that ranks senior to the Senior Notes, subject to certain exceptions. In addition, the Senior Note Indenture also provides that so long as any Senior Notes are outstanding, certain sale/leaseback arrangements are restricted.

      There is no provision in the Senior Note Indenture or the Senior Notes that requires the Company to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protects the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company.

      Reference is made to the Prospectus Supplement for a description of the following terms of the series of Senior Notes in respect of which this Prospectus is being delivered: (i) the title of such Senior Notes; (ii) the aggregate principal amount of such Senior Notes; (iii) the price (expressed as a percentage of principal amount) at which such Senior Notes will be issued; (iv) the date or dates on which the principal of such Senior Notes is payable; (v) the rate or rates at which such Senior Notes will bear interest, the date or dates from which such interest will accrue, the dates on which such interest will be payable ("Interest Payment Dates"), and the regular record dates for the interest payable on such Interest Payment Dates; (vi) the option, if any, of the Company to redeem such Senior Notes and the period or periods within which, or the date or dates on which, the prices at which and the terms and conditions upon which, such Senior Notes may be redeemed, in whole or in part, upon the exercise of such option; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes at the option of the registered holder or pursuant to any sinking fund or analogous provisions and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which, such Senior Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which such Senior Notes will be issuable, if other than $1,000 and integral multiples thereof; (ix) whether such Senior Notes are to be issued in whole or in part in book-entry form and represented by one or more global Senior Notes and, if so, the identity of the depository for such global Senior Notes and the specific terms of the depository arrangements therefor; and (x) any other terms of such Senior Notes, including with respect to any series, if applicable.

REDEMPTION PROVISIONS

      Any terms for the optional or mandatory redemption of the Senior Notes will be set forth in the Prospectus Supplement or Supplements. Except as shall otherwise be provided in the applicable Prospectus Supplement or Supplements, the Senior Notes will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Senior Notes of a series, or any tranche thereof, are to be redeemed, the particular Senior Notes to be redeemed will be selected by the Senior Note Trustee in such a manner as it shall deem appropriate and fair.

      Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Senior Note Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such Senior Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes.

EVENTS OF DEFAULT

      The following constitute events of default under the Senior Note
Indenture: (a) default in the payment of principal of or premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due which continues for 60 days; (c) default in the performance or breach of any other covenant or agreement of the Company in the Senior Notes or in the Senior Note Indenture and the continuation thereof for 90 days after written notice thereof to the Company by the Senior Note Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes; and (d) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of the Company.

      If an event of default occurs and is continuing, either the Senior Note Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all of the Senior Notes to be due and payable immediately. At any time after an acceleration of the Senior Notes has been declared, if the Company pays or deposits with the Senior Note Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the Senior Notes otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes.

      The Senior Note Indenture provides that the Senior Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes unless such holders have offered to the Senior Note Trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or of exercising any trust or power conferred on the Senior Note Trustee. The holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of the Senior Notes. The Senior Note Indenture provides that no holder of the Senior Notes may institute any action against the Company under the Senior Note Indenture unless such holder previously shall have given to the Senior Note Trustee written notice of an event of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding affected by such event of default shall have requested the Senior Note Trustee to institute such action and shall have offered the Senior Note Trustee reasonable indemnity, and the Senior Note Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of the Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of the Senior Notes. Notwithstanding that the right of a holder of the Senior Notes to institute a proceeding with respect to the Senior Note Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holders of Senior Notes. The Senior Note Indenture provides that the Senior Note Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give holders of the Senior Notes notice of any default known to the Senior Note Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Senior Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. The Company is required to deliver to the Senior Note Trustee each year an officer's certificate as to whether or not the Company is in compliance with the conditions and covenants under the Senior Note Indenture.

MODIFICATION WITH APPROVAL

      Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, or premium, if any, or interest on, any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; or (f) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.

MODIFICATION WITHOUT APPROVAL

      Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Senior Note Indenture; (b) to add security for the Senior Notes; (c) to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders in any material respect; or (d) to make any other change that is not prejudicial to the holders of the Senior Notes in any material respect.

      A supplemental indenture which changes or eliminates any covenants or other provision of the Senior Note Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the Senior Notes, or which modifies the rights of the holders of the Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of the Senior Notes of any other series.

DEFEASANCE AND DISCHARGE

      The Senior Note Indenture provides that the Company will be discharged from any and all obligations in respect to the Senior Notes and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of the Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, the Company irrevocably deposits with the Senior Note Trustee, in trust for the benefit of the holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the Senior Notes; provided that unless all of the Senior Notes mature within 90 days of such deposit by redemption or otherwise, the Company shall also have delivered to the Senior Note Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of the Senior Notes may look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

      The Company may not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee corporation shall be a corporation or other entity organized and existing under the laws of the United States or any state thereof or the District of Columbia; and (ii) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by the Company. Upon any such consolidation, merger, sale, transfer or other disposition of the properties of the Company substantially as an entirety, the successor entity formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Note Indenture with the same effect as if such successor entity had been named as the Company therein, and the Company will be released from all obligations under the Senior Note Indenture. For purposes of the Senior Note Indenture, the conveyance or other transfer by the Company of (a) all or any portion of its facilities for the generation of electric energy or (b) all of its facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety.

CERTAIN COVENANTS OF THE COMPANY

      LIMITATIONS ON LIENS

      The Senior Note Indenture provides that, so long as any such Senior Notes are outstanding, the Company may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of the Company (as defined below), whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

      The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);
(2) Liens on Operating Property of an entity existing at the time such entity is merged into or consolidated with, or such entity disposes of its properties (or those of a division) as or substantially as an entirety to, the Company; (3) Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of the Company with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of the Company; (5) Liens under the Company's Mortgage and Deed of Trust dated as of January 1, 1942 between the Company and United States Trust Company of New York, as successor trustee (the "Mortgage Trustee"), as heretofore amended and supplemented (collectively, the "Mortgage"), where such Debt has been issued for purposes of any transactions described in (4) above; (6) Liens to compensate the Senior Note Trustee as provided in the Senior Note Indenture; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (6), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (7) and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Tangible Assets or 15% of Capitalization (as such terms are defined below).

      LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

      The Senior Note Indenture provides that so long as any Senior Notes are outstanding, the Company may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to any of the provisions described in clauses
(1) to (7) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens", at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or
(c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased, to the retirement of Senior Notes or other Debt of the Company ranking equally with the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

      CERTAIN DEFINITIONS

      "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Company: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Senior Note Indenture), premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock reacquired by the Company.

      "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.

      "Operating Property" means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles ("GAAP") excluding, in either case, any interest of the Company as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

      "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Senior Note Indenture.

      "Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense, and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants that are regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

      "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction, or (ii) the net book value of such property, as determined by the Company in accordance with GAAP, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

RESIGNATION OR REMOVAL OF SENIOR NOTE TRUSTEE

      The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day.

      The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Senior Note Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in aggregate principal amount of the then outstanding Senior Notes. In addition, so long as no event of default under the Senior Note Indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, the Company may remove the Senior Note Trustee upon written notice to the holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee.

CONCERNING THE SENIOR NOTE TRUSTEE

      The United States Trust Company of New York is the Senior Note Trustee under the Senior Note Indenture, the Mortgage Trustee under the Mortgage and, as described in "Description of the Subordinated Debentures and the Debenture Indenture", the Debenture Trustee under the Debenture Indenture. The Senior Note Indenture provides that the Company's obligations to compensate the Senior Note Trustee and reimburse the Senior Note Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Senior Note Trustee as such. The Senior Note Indenture provides that the Senior Note Trustee shall be subject to and shall comply with the provisions of
Section 310(b) of the Trust Indenture Act of 1939, as amended, and that nothing in the Senior Note Indenture shall be deemed to prohibit the Senior Note Trustee or the Company from making any application permitted pursuant to such section.

GOVERNING LAW

      The Senior Note Indenture and each Senior Note will be governed by New York law.

                       DESCRIPTION OF THE TRUST SECURITIES

      The following is a summary of certain terms and provisions of the Trust Securities and the Amended and Restated Trust Agreement of the Trust (the "Trust Agreement"). Reference is made to the Trust Agreement, which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

      The Trust Securities may be issued in amounts, at prices and on terms to be determined at or prior to the time of sale. Reference is made to the Prospectus Supplement relating the Trust Securities for specific terms, including (i) the distinctive designation of such Trust Securities; (ii) the number of Trust Securities issued; (iii) the annual distribution rate or rates (or method of calculation thereof) for the Preferred Securities, which are represented by the Trust Securities and the date or dates upon which such distributions shall be payable; (iv) the date or dates (or method of determining the date or dates) from which distributions on the Preferred Securities, which are represented by the Trust Securities, shall be cumulative; (v) the obligation or option, if any, of the Trust to purchase or redeem Trust Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Preferred Securities, which are represented by the Trust Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (vi) the terms and conditions, if any, upon which the Subordinated Debentures may be distributed to holders of Trust Securities ("Distribution Event"); (vii) if applicable, any securities exchange upon which the Trust Securities shall be listed; (viii) whether the Trust Securities are to be issued in whole or in part in book-entry form and represented by one or more global certificates, and if so, the identity of the depository for such global certificates and the specific terms of the depository arrangements therefor; and
(ix) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Securities, including any rights to defer distributions on the Trust Securities, not inconsistent with the Trust Agreement or with applicable law.

      The Trust Securities will be issued by the Trust pursuant to the Trust Agreement. Each Trust Security will represent a Preferred Security of Penelec Capital. The Preferred Securities will be guaranteed by the Company to the extent set forth below under "Description of the Guarantee". The Guarantee of the Company, when taken together with the Company's obligations under the Subordinated Debentures and the Debenture Indenture, and the General Partner's obligations under the Trust Agreement and the Partnership Agreement (as defined below"), including obligations to pay costs, expenses, debts and liabilities of the Trust and Penelec Capital (other than with respect to the Trust Securities), would provide a full and unconditional guarantee of amounts due on the Preferred Securities, which are represented by Trust Securities.

      The Trust is a statutory business trust created under the Delaware Business Trust Act. A trustee of the Trust will hold the Preferred Securities deposited in the Trust for the benefit of the holders of the Trust Securities. The Trust Agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including any trustee of the Trust and any other holder of Trust Securities, each holder of Trust Securities shall be entitled to enforce in the name of the Trust the Trust's rights under the Preferred Securities represented by the Trust Securities held by such holder.

      It is anticipated that the assets of the Trust available for distribution to the holders of the Trust Securities will be limited to payments from Penelec Capital under the Preferred Securities, the source of which payments by Penelec Capital will be limited to payments from the Company on the Subordinated Debentures. See "Description of the Subordinated Debentures and the Debenture Indenture". If the Company fails to make a payment on the Subordinated Debentures or if Penelec Capital fails to make a distribution on the Preferred Securities, the Trust will not have sufficient funds to make related payments on the Trust Securities.

      Certain United States federal income tax considerations applicable to any offering of Trust Securities will be described in the Prospectus Supplement relating thereto.

DISTRIBUTIONS

      Each Trust Security will represent a Preferred Security of Penelec Capital issued to and held by the Trust, and distributions on the Trust Securities will be made concurrently with distributions on the Preferred Securities. Distributions on the Preferred Securities will be cumulative and will accumulate from the date and at the annual rate or rates described in the Prospectus Supplement.

REDEMPTION OF TRUST SECURITIES

      The Trust Securities will be subject to mandatory redemption upon redemption of the Preferred Securities at the redemption price set forth in the Prospectus Supplement.

PAYMENTS ON LIQUIDATION OF PENELEC CAPITAL

      Upon receipt by the Trust of any distribution, in cash or in kind, from Penelec Capital upon liquidation of Penelec Capital (or payment by the Company under the Guarantee in respect thereof), after satisfaction of creditors of the Trust as required by applicable law, a trustee of the Trust shall distribute to the holders of the Trust Securities such distributions, in cash or in kind, in proportion to the respective number of Preferred Securities represented by such Trust Securities.

WITHDRAWAL OF PREFERRED SECURITIES

      Any beneficial owner of Trust Securities may withdraw all, but not less than all, of the Preferred Securities represented by such Trust Securities by providing a written notice and agreement to be bound by the terms of the Partnership Agreement to a trustee of the Trust, with evidence of beneficial ownership in form satisfactory to such trustee. The Preferred Securities will only be issued in certificated form.

      Any holder of Preferred Securities may redeposit withdrawn Preferred Securities by delivery to a trustee of the Trust of a certificate or certificates for the Preferred Securities to be deposited, properly endorsed or accompanied, if required by such trustee, by a properly executed instrument of transfer or endorsement in form satisfactory to such trustee and in compliance with the terms of the Partnership Agreement, together with all such certifications as may be required by such trustee in its sole discretion and in accordance with the provisions of the Trust Agreement.

VOTING RIGHTS

      If the holders of the Preferred Securities, acting as a single class, are entitled to appoint and authorize a Special Representative (as defined below) pursuant to the Partnership Agreement, a trustee of the Trust shall notify the holders of the Trust Securities of such right, request direction of each holder of a Trust Security as to the appointment of a Special Representative and vote the Preferred Securities represented by such Trust Security in accordance with such direction.

      Upon receipt of notice of any meeting at which the holders of the Preferred Securities are entitled to vote, a trustee of the Trust shall, as soon as practicable thereafter, mail to the holders of the Trust Securities a notice, which shall be provided by the General Partner and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Trust Securities at the close of business on a specified record date will be entitled, subject to any applicable provision of law, to instruct such trustee as to the exercise of the voting rights pertaining to the amount of Preferred Securities represented by their respective Trust Securities, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Trust Security, such trustee shall vote or cause to be voted the number of Preferred Securities represented by such Trust Securities in accordance with the instructions set forth in such request.

EXPENSES OF THE TRUST

      All charges or expenses of the Trust, including the charges and expenses of the trustees of the Trust, will be paid by the General Partner.

                     DESCRIPTION OF THE PREFERRED SECURITIES

      The following is a summary of certain terms and provisions of the Preferred Securities represented by the Trust Securities. Reference is made to the Amended and Restated Limited Partnership Agreement of Penelec Capital (the "Partnership Agreement"), which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

      The Preferred Securities will be issued from time to time in one or more series and shall have the terms described in the Prospectus Supplement. Reference is made to the Prospectus Supplement relating to any series of Preferred Securities of Penelec Capital for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate or rates (or method of determining such rate or rates) for Preferred Securities and the date or dates upon which such distributions shall be payable; (iv) the date or dates (or method of determining the date or dates) from which distributions on Preferred Securities shall be cumulative; (v) the obligation or option, if any, of Penelec Capital to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (vi) the terms and conditions, if any, upon which the Subordinated Debentures may be distributed to holders of Preferred Securities; and (vii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities, including any rights to defer distributions on the Preferred Securities, not inconsistent with the Partnership Agreement or with applicable law.

      The Preferred Securities will be guaranteed by the Company to the extent set forth below under "Description of the Guarantee". The Guarantee of the Company, when taken together with the Company's obligations under the Subordinated Debentures and the Debenture Indenture and the General Partner's obligations under the Partnership Agreement, would provide a full and unconditional guarantee of amounts due on Preferred Securities issued by Penelec Capital.

      All of the general partner interests of Penelec Capital are owned by the General Partner, which is a wholly owned subsidiary of the Company. The Preferred Securities represent preferred limited partner interests of Penelec Capital. All of the Preferred Securities issued by Penelec Capital will be of equal rank in participation in the profits and assets and income of Penelec Capital. The Partnership Agreement authorizes the General Partner to establish series of Preferred Securities having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. Distributions on all series of Preferred Securities must be paid in full before the General Partner may participate in the profits or assets of Penelec Capital.

      Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

DISTRIBUTIONS

      The General Partner may make distributions on the general partner interests of Penelec Capital only after payment in full of all distributions accumulated on all outstanding Preferred Securities of Penelec Capital.

      Distributions on the Preferred Securities must be paid by Penelec Capital to the extent that Penelec Capital has funds on hand legally available therefor. The funds available for distribution by Penelec Capital will be limited to payments received by Penelec Capital in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures and the Debenture Indenture".

MANDATORY REDEMPTION

      A series of Preferred Securities will be subject to mandatory redemption upon the repayment at maturity or prior redemption of the corresponding series of the Subordinated Debentures.

LIQUIDATION DISTRIBUTION

      In the event of any voluntary or involuntary dissolution or winding up of Penelec Capital, the holders of Preferred Securities will be entitled to receive out of the assets of Penelec Capital, after satisfaction of liabilities to creditors and before any distribution of assets is made to the General Partner, the lesser of (i) the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment of the Preferred Securities, and (ii) the amount of assets of Penelec Capital legally available for distribution to the holders of Preferred Securities. All assets of Penelec Capital remaining after payment of the liquidation distribution to the holders of Preferred Securities will be distributed to the General Partner.

VOTING RIGHTS

      Except as provided in a Prospectus Supplement and as otherwise required by law and the Partnership Agreement, the holders of the Preferred Securities have no voting rights.

      If (i) Penelec Capital fails to pay distributions in full on a series of Preferred Securities for a period as set forth in the Prospectus Supplement,
(ii) an Event of Default (as defined in the Debenture Indenture) occurs and is continuing, or (iii) the Company is in default on any of its payment obligations under the related Guarantee, then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of the majority of the aggregate stated liquidation preference of the outstanding Preferred Securities to appoint a special representative (the "Special Representative") to enforce Penelec Capital's rights against the Company under the Subordinated Debentures and the Debenture Indenture and the obligations undertaken by the Company under the Guarantee issued in conjunction with the issuance of such Preferred Securities. The Special Representative shall not be admitted as a partner of Penelec Capital or otherwise be deemed a partner of Penelec Capital and shall have no liability for the debts, obligations or liabilities of Penelec Capital.

      If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner.

      So long as any series of Subordinated Debentures are held by Penelec Capital, the General Partner may not, except as directed to do so by the Special Representative, (i) direct the time, method and place of conducting any proceeding for any remedy available to the holder of the Subordinated Debentures or the Trustee under the Debenture Indenture (the "Debenture Trustee"), or executing any trust or power conferred on the Debenture Trustee, (ii) waive any past default under the Debenture Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Debenture Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of not less than a majority of the aggregate stated liquidation preference of all series of Preferred Securities affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee with respect to any series of Subordinated Debentures.

                          DESCRIPTION OF THE GUARANTEE

      The following is a summary of certain provisions of the Guarantee which will be executed and delivered by the Company concurrently with the issuance of each series of the Preferred Securities. Reference is made to the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

      Under the Guarantee, the Company will agree to pay (i) any accumulated and unpaid distributions on the Preferred Securities to the extent that Penelec Capital has funds on hand legally available therefor, (ii) the applicable redemption price payable with respect to any Preferred Securities called for redemption by Penelec Capital to the extent that Penelec Capital has funds on hand legally available therefor, and (iii) upon a liquidation of Penelec Capital, other than in connection with a Distribution Event, the lesser of (a) the portion of the partnership liquidation distribution applicable to the Preferred Securities and (b) the amount of assets of Penelec Capital legally available for distribution to holders of Preferred Securities in liquidation of Penelec Capital (collectively, the "Guarantee Payments"). The Company will agree to pay the Guarantee Payments, as and when due (except to the extent paid by Penelec Capital), to the fullest extent permitted by law, regardless of any defense, right of setoff or counterclaim which the Company may have or assert against Penelec Capital, the General Partner, the Trust or a trustee of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing Penelec Capital to pay such amounts to such holders.

STATUS OF THE GUARANTEE

      The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all general liabilities of the Company, except trade accounts payable arising in the ordinary course of business.

      The Guarantee will constitute a guarantee of payment and not of collection. The Guarantee will be held by the General Partner for the benefit of the holders of the Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Guarantee. If no Special Representative has been appointed to enforce the Guarantee, the General Partner will have the right to enforce the Guarantee on behalf of the holders of the Preferred Securities. The holders of Trust Securities, together with the holders of the Preferred Securities other than the Trust, representing not less than 10% in aggregate stated liquidation preference of the Preferred Securities, will have the right to direct the time, method and place of conducting any proceeding to enforce any remedy available in respect of the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, any holder of Trust Securities representing Preferred Securities, and any holder of Preferred Securities other than the Trust, may institute a legal proceeding directly against the Company to enforce the Company's obligations under the Guarantee without first instituting a legal proceeding against Penelec Capital or any other person or entity. The

Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Penelec Capital and by complete performance of all obligations of the Company contained in the Guarantee.

RELATIONSHIP AMONG GUARANTEE, SUBORDINATED DEBENTURES
  AND PREFERRED SECURITIES

      In addition to the obligations of the Company under the Guarantee, the Debenture Indenture provides that the Company shall cause the General Partner to remain the general partner of Penelec Capital and timely perform all its duties as such (including the duty to pay distributions on the Preferred Securities), which include, among other things, the General Partner's duties under the Partnership Agreement to directly pay all costs and expenses of Penelec Capital (for the purpose of insuring that payment of principal and interest by the Company on the Subordinated Debentures will be sufficient to allow payment in full to the holders of the Preferred Securities). While the assets of the General Partner will not be available for making distributions on the Preferred Securities, they will be available for payment of the expenses of Penelec Capital. Accordingly, the Guarantee and the Debenture Indenture, together with the related covenants contained in the Partnership Agreement and the Company's obligations under the Subordinated Debentures, provide for the Company's full and unconditional guarantee of the Preferred Securities as set forth above.

CERTAIN COVENANTS OF THE COMPANY

      Under the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, neither the Company nor any majority owned subsidiary of the Company shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time the Company shall be in default with respect to its payment obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an event of default under the Debenture Indenture.

AMENDMENTS

      Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of Trust Securities, together with the holders of Preferred Securities other than the Trust, representing not less than a majority of the aggregate stated liquidation preference of the outstanding Preferred Securities.

MERGER OF THE COMPANY

      So long as the Preferred Securities remain outstanding, the Company will maintain its corporate existence; provided that the Company may consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of the Company under the Guarantee.

TERMINATION OF THE GUARANTEE

      The Guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of all Preferred Securities or upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of Penelec Capital or upon the occurrence of a Distribution Event. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payments of any sums paid under the Preferred Securities or the Guarantee.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES
                           AND THE DEBENTURE INDENTURE

      The following is a summary of certain terms and provisions of the Subordinated Debentures and the Debenture Indenture. Reference is made to the Debenture Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

      The Subordinated Debentures will be unsecured, subordinated obligations of the Company issued under the Debenture Indenture (the "Debenture Indenture"). The Subordinated Debentures will be in a principal amount equal to the aggregate stated liquidation preference of the corresponding series of Preferred Securities plus the General Partner's capital contribution in Penelec Capital, will bear interest at a rate equal to the distribution rate on the Preferred Securities payable on the distribution dates for the Preferred Securities, will have maturity and redemption provisions corresponding to the redemption provisions of the Preferred Securities and will be subject to mandatory redemption upon the dissolution and liquidation of Penelec Capital other than in connection with a Distribution Event.

      The Company will deliver the Subordinated Debentures to the General Partner to be held on behalf of the holders of the Preferred Securities. The Subordinated Debentures will be delivered by the Company to evidence the loan by Penelec Capital to the Company of an amount equal to the proceeds received from the sale of the Preferred Securities, plus the General Partner's concurrent capital contribution in Penelec Capital.

REDEMPTION

      The Subordinated Debentures will be subject to mandatory redemption upon the liquidation and dissolution of Penelec Capital other than in connection with a Distribution Event or upon redemption of the Preferred Securities and as described in the Prospectus Supplement.

      If the Company gives a notice of redemption in respect of Subordinated Debentures, then, except as set forth below, on or prior to the redemption date, the Company shall deposit with the paying agent funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay the applicable redemption price. If notice of redemption shall have been given, if required, and the funds so deposited, then the Subordinated Debentures called for redemption shall become due and payable on the redemption date and upon the redemption date, interest will cease to accrue on the Subordinated Debentures called for redemption and such Subordinated Debentures will no longer be deemed to be outstanding.

      Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Debenture Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the applicable redemption price on such Subordinated Debentures and, that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Subordinated Debentures.

ADDITIONAL INTEREST

      If at any time Penelec Capital would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company also will pay as additional interest such amounts as shall be required so that the net amounts received and retained by Penelec Capital after paying any such taxes, duties, assessments or governmental charges will not be less than the amounts Penelec Capital would have received had no such taxes, duties or governmental charges been imposed.

SUBORDINATION

      The Debenture Indenture provides that all payments by the Company in respect of the Subordinated Debentures shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium, if any, in respect of (a) indebtedness of the Company for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments; including purchase money obligation, for payment of which the Company is responsible or liable;
(ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures.

      Upon any payment or distribution of assets or securities of the Company, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall first be paid in full before Penelec Capital (as holder of the Subordinated Debentures), the Debenture Trustee on behalf of such holder or any Special Representative appointed by the holders of the Preferred Securities shall be entitled to receive from the Company any payment of principal of or interest on or any other amounts in respect of the Subordinated Debentures or distribution of any assets or securities.

      No direct or indirect payment by or on behalf of the Company of principal of or interest on the Subordinated Debentures, whether pursuant to the terms of the Subordinated Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been received by the Debenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

      If the Debenture Trustee, Penelec Capital (as holder of the Subordinated Debentures) or any Special Representative appointed by the holders of the Preferred Securities, shall have received any payment on account of the principal of or interest on the Subordinated Debentures when such payment is prohibited and before all amounts payable on, under or in connection with Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid over or delivered first to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

      Nothing in the Debenture Indenture shall limit the right of the Debenture Trustee, Penelec Capital (as holder of the Subordinated Debentures) or the Special Representative to take any action to accelerate the maturity of the Subordinated Debentures or to pursue any rights or remedies against the Company; provided that all Senior Indebtedness shall be paid before Penelec Capital (as holder of the Subordinated Debentures) is entitled to receive any payment from the Company of principal of or interest on the Subordinated Debentures.

      Upon the payment in full of all Senior Indebtedness, Penelec Capital (as holder of the Subordinated Debentures) (and any Special Representative appointed by the holders of the Preferred Securities) shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company made on such Senior Indebtedness until the Subordinated Debentures shall be paid in full.

      The Indenture does not limit the aggregate amount of Senior Indebtedness which the Company may issue.

CERTAIN COVENANTS OF THE COMPANY

      The Company will covenant that it and any majority owned subsidiary will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends to the Company by a wholly-owned subsidiary of the Company) (i) during an Extension Period (as defined in the accompanying Prospectus Supplement or Supplements), (ii) if there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Debenture Indenture or (iii) if the Company shall be in default with respect to its payment obligations under any Guarantee. The Company will also covenant (i) to maintain direct or indirect 100% ownership of the General Partner and will cause the General Partner to maintain 100% ownership of the general partner interests of Penelec Capital, (ii) to cause the General Partner to at all times maintain "fair market net worth" of at least 10% of the total capital contributions (less redemptions) to Penelec Capital and to maintain General Partner interests representing 3% of all interests in the capital, income, gain, loss, deduction and credit of Penelec Capital, (iii) to cause the General Partner to timely perform all of its duties as general partner of Penelec Capital (including the duty to pay distributions on the Preferred Securities), and (iv) to use its reasonable efforts to cause Penelec

Capital to remain a limited partnership and otherwise continue to be treated as a partnership for federal income tax purposes.

      Penelec Capital may not waive compliance or waive any default in compliance by the Company with any covenant or other term in the Debenture Indenture without the approval of the Special Representative or without the direction of the holders of a majority of the aggregate stated liquidation preference of the Preferred Securities.

MODIFICATION OF THE DEBENTURE INDENTURE WITHOUT APPROVAL

      The Debenture Indenture contains provisions permitting the Company and the Debenture Trustee, without the consent of the Special Representative or Penelec Capital (as holder of the Subordinated Debentures), to modify the Debenture Indenture or any supplemental indenture: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Debenture Indenture regarding a successor to the Company; (iii) to provide for uncertificated Subordinated Debentures in addition to or in place of certificated Subordinated Debentures; (iv) to make any other change that does not adversely affect the rights of any holder of the Subordinated Debentures; (v) to comply with any requirement for qualification of the Debenture Indenture under the Trust Indenture Act of 1939, as amended; and (vi) to set forth the terms and conditions of any series of Subordinated Debentures.

MODIFICATIONS OF THE DEBENTURE INDENTURE WITH APPROVAL

      The Debenture Indenture contains provisions permitting the Company the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures which are affected by the amendment or waiver, to amend the Debenture Indenture or the Subordinated Debentures or to waive compliance by the Company by the Company with any provisions of the Debenture Indenture or the Subordinated Debentures; provided that no such amendment or waiver may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (a) reduce the principal amount of the Subordinated Debentures, (b) reduce the percentage of principal amount of outstanding Subordinated Debentures of any series, the consent of holders of which is required for amendment of the Debenture Indenture or for waiver of compliance with certain provisions of the Debenture Indenture or for waiver of certain defaults, (c) change the stated maturity date of the principal of, or the interest or the rate of interest on, the Subordinated Debentures, (d) change the redemption provisions applicable to the Subordinated Debentures adversely to the holders thereof, (e) impair the right to institute suit for the enforcement of any payment with respect to the Subordinated Debentures, (f) change the currency in which payment with respect to the Subordinated Debentures are to be made, (g) change the subordination provisions applicable to the Subordinated Debentures adversely to the holders thereof, or (h) waive a default in the payment of the principal of, or interest on, any Subordinated Debenture.

EVENTS OF DEFAULT

      The following are Events of Default under the Debenture Indenture: (i) default for 15 days in payment of any interest on any series of the Subordinated Debentures (other than as may be permitted by the terms thereof and as described in a Prospectus Supplement);
(ii) default in payment of principal of (or premium, if any, on) any Subordinated Debentures; (iii) default for 60 days after notice in the performance of any other covenant or agreement in the Debenture Indenture or any series of Subordinated Debentures, or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. In case an Event of Default under the Debenture Indenture shall occur and be continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company, in which case principal and interest on all of the Subordinated Debentures shall become immediately due and payable), the Debenture Trustee, Penelec Capital (as holder of the Subordinated Debentures) or the Special Representative may declare the principal of all the Subordinated Debentures to be due and payable. Under certain circumstances, a declaration of acceleration with respect to Subordinated Debentures may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of or interest on the Subordinated Debentures) may be waived only by the Special Representative or by Penelec Capital at the direction of the holders of a majority in aggregate principal amount of the Subordinated Debentures outstanding liquidation preference of Preferred Securities. The Company is required to furnish to the Debenture Trustee annually a statement as to the performance by the Company of its obligations under the Debenture Indenture and as to any default in such performance.

ENFORCEMENT OF CERTAIN RIGHTS OF HOLDERS OF PREFERRED SECURITIES

      So long as any Subordinated Debentures are held by Penelec Capital, the holders of the Preferred Securities will have the rights referred to under "Description of the Preferred Securities--Voting Rights," including the right to appoint a Special Representative authorized to exercise the rights of Penelec Capital, as the holder of the Subordinated Debentures, to declare the principal of and interest on the Subordinated Debentures due and payable and to enforce the obligations of the Company under the Subordinated Debentures and the Debenture Indenture directly against the Company, without first proceeding against Penelec Capital or any other person or entity.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      The Debenture Indenture provides that the Company may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to any person unless, among other things (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture all of the obligations of the Company under the Subordinated Debentures and the Debenture Indenture and (ii) immediately prior to and after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, sale, transfer or other disposition of the assets of the Company substantially as an entirety, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Debenture Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Debenture Indenture. For purposes of the Debenture Indenture, the conveyance or other transfer by the Company of (a) all or any portion of its facilities for the generation of electric energy, or (b) all of its facilities for the transmission of electric energy, in each case considered alone or in combination with properties described in the other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the assets of the Company, as or substantially as an entirety.

DEFEASANCE AND DISCHARGE

      Under the terms of the Debenture Indenture, the Company will be deemed to have paid and discharged the entire indebtedness of the Subordinated Debentures if the Company irrevocably deposits with the Debenture Trustee or other paying agent, in trust (i) cash and/or (ii) United States Government Obligations (as defined in the Debenture Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Subordinated Debentures then outstanding on the dates such payments are due in accordance with the terms of the Subordinated Debentures. A condition to any such discharge is the delivery by the Company to the Debenture Trustee of either a private Internal Revenue Service Ruling or an opinion of counsel to the effect that the holders of the Subordinated Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Debenture Indenture.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

      Subject to the provisions of the Debenture Indenture relating to its duties, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture, unless the Debenture Trustee receives security and indemnity reasonably satisfactory to it. Subject to such provision for indemnification, the holders of a majority in principal amount of the Subordinated Debentures then outstanding thereunder or the Special Representative will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee thereunder, or exercising any trust or power conferred on the Debenture Trustee.

      The Debenture Indenture contains limitations on the right of the Debenture Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Debenture Trustee may be deemed to have a conflicting interest and may be required to resign as Debenture Trustee if at the time of default under the Debenture Indenture it is a creditor of the Company. The United States Trust Company of New York also acts as the Senior Note Trustee and the Mortgage Trustee.

                              PLAN OF DISTRIBUTION

      The Company and/or the Trust may sell the Senior Notes and Trust
Securities: (i) directly to purchasers; (ii) to or through underwriters; or
(iii) through agents or dealers. The Prospectus Supplement with respect to the each series of Senior Notes and Trust Securities will set forth the terms of the offering thereof, including the name or names of any such underwriters, agents or dealers; the purchase price of and the net proceeds to the Company and/or the Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; the initial public offering price; any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such series of Senior Notes or Trust Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in any sale, the Senior Notes or Trust Securities, as the case may be, will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Notes and Trust Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Senior Notes or Trust Securities, as the case may be, will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such series of Senior Notes or Trust Securities if any are purchased.

      If dealers are utilized in a sale of Senior Notes or Trust Securities, the Company and/or the Trust will sell such securities to the dealers as principal. The dealers may then resell such Senior Notes or Trust Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

      The Senior Notes and Trust Securities may be sold directly by the Company and/or the Trust or through agents designated by the Company and/or the Trust from time to time. Any agent involved in the offer or sale of the Senior Notes or Trust Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the Trust to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      Agents, dealers and underwriters may be entitled under agreements with the Company and/or the Trust to indemnification by the Company and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company and/or the Trust in the ordinary course of business.

                                  LEGAL MATTERS

      Certain legal matters will be passed upon for the Company, the Trust and Penelec Capital by Berlack, Israels & Liberman LLP, New York, New York and Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and for the underwriters by Thelen Reid & Priest LLP, New York, New York. Certain matters of Delaware law relating to the validity of the Trust Securities and Preferred Securities will be passed upon on behalf of the Company, the Trust, Penelec Capital and the General Partner by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company, the Trust, Penelec Capital and the General Partner. Berlack, Israels & Liberman LLP, Ballard Spahr Andrews & Ingersoll, LLP and Thelen Reid & Priest LLP may rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Berlack, Israels & Liberman LLP and Thelen Reid & Priest LLP may rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to matters of Pennsylvania law. Attorneys of Berlack, Israels & Liberman LLP own an aggregate of 14,560 shares of the Common Stock of the Company's parent, GPU, Inc.

                                     EXPERTS

      The consolidated financial statements and financial statement schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                                  $350,000,000

                          PENNSYLVANIA ELECTRIC COMPANY

                  $______ SENIOR NOTES, ___% SERIES A DUE ____
                  $______ SENIOR NOTES, ___% SERIES B DUE ____
                  $______ SENIOR NOTES, ___% SERIES C DUE ____



                              --------------------

                              PROSPECTUS SUPPLEMENT

                                 ______ __,1999

                              --------------------



                              SALOMON SMITH BARNEY

                              ABN AMRO INCORPORATED

                                J.P. MORGAN & CO.

                      NATIONSBANC MONTGOMERY SECURITIES LLC

                             WARBURG DILLON READ LLC

================================================================================